EXHIBIT 10.1

RELEASE

In exchange for the consideration to which I would not otherwise be entitled, set forth in Section 2 of the attached transition and resignation agreement dated as of February 22, 2013 (the “Agreement”), the terms of which are incorporated by reference in this release (this “Release”), I (and anyone acting on my behalf) agree to release every past and present right or claim of any kind, whether legal, equitable or otherwise, against Barnes Group Inc. (the “Company”), including, without limitation, any and all related entities, corporations, partnerships, subsidiaries, joint ventures and divisions of the Company. I give up such rights and claims against the Company, its employee benefit plans and anyone else related to the Company (such as, without limitation, the Company's present and former employees, officers, directors, stockholders, representatives, agents and insurers).

I agree that I executed this Release on my own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that I have now or may have in the future. These rights and claims include, but are not limited to, those that I may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 and Executive Order 11246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act of 1990, which prohibits discrimination in employment based on a handicap or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the Worker Adjustment and Retraining Notification Act of 1988 or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension, profit sharing, or health plan benefits, except as noted in the following paragraph; the Family and Medical Leave Act of 1993; all claims under any state Fair Employment Practices Act as well as any other federal, state or local laws or regulations; all claims for alleged physical or personal injury or emotional distress; and any other claims which could arise from employment or separation from employment, whether in express or implied contract (whether written or oral), or claims for breach of any covenant of good faith and fair dealing (express or implied), or in tort (including without limitation, defamation, assault, battery, false imprisonment, interference with contractual or advantageous business relationship, and invasion of privacy) or for wrongful or retaliatory discharge, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive. Nothing in this Release shall prohibit me from filing a claim with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (although I acknowledge and agree that I shall not be able to recover any monetary benefits in connection with such claim or proceeding).

I keep any right, however, that I may have to (1) elect health care coverage under the federal continuation of health coverage law known as “COBRA,” or under any applicable state law concerning continuation of health coverage, unless I am ineligible for such coverage under such law; (2) exercise exercisable stock options in accordance with the applicable stock option agreements; (4) receive payouts in accordance with the applicable equity award agreements, and (5) indemnification or advancement of expenses under applicable law, the Certificate of Incorporation or by‑laws of the Company, any agreement between me and the Company, or the Company's officers' and directors' liability insurance policies.

This Release covers both claims that I know about and those I may not know about. I expressly give up and waive all rights afforded by any statute which limits the effect of a release with respect to claims that are presently unknown. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims. This Release does not give up or waive any rights or claims, which arise after the date that this Release is signed by me.

I have been given a period of at least twenty-one (21) calendar days from the date of my receipt of this Release to review and consider this Release before signing it. I may take as much of this period of time to consider this Release as I wish prior to signing it. I understand that if I sign this Release, it is in exchange for receiving the additional payments and the other benefits described in the Agreement. I acknowledge that I have received twenty-one (21) calendar days to review this Release from the Resignation Date. I acknowledge and agree that any changes made to this Release before I sign it will not entitle me to an additional twenty-one (21) calendar days to review the new version of this Release. I also understand that under no circumstances will I receive the benefits pursuant to Section 2 of the Agreement unless I sign this Release and deliver it to the Company within twenty-one (21) calendar days after the Resignation Date and do not revoke the Release.

I am hereby advised by the Company to consult with an attorney before signing this Release. I understand that whether or not to do so is my decision.

I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Release except for those set forth in the documents attached to or referred to by this Release. I may revoke or cancel this Release within seven (7) calendar days after I sign it. The last day on which this Release can be revoked is called the “Last Revocation Day.” Revocation can only be made by delivering a written notice of revocation to Dawn N. Edwards, Senior Vice President, Human Resources at the Company's Corporate Office, 123 Main Street, Bristol, Connecticut 06010. For this revocation to be effective, a written notice of revocation must be sent on or before the Last Revocation Day for delivery to the foregoing address on the next business day. I acknowledge that this Release can be revoked only in its entirety and that once revoked, I will not receive the consideration set forth in Section 2 of the Agreement.

If I do not revoke this Release, it shall go into effect on the day after the Last Revocation Day and I will receive the consideration set forth in Section 2 of the Agreement and the other benefits described therein.

A finding that any term or provision of this Release is invalid, unlawful or unenforceable will not affect the remaining terms and provisions of this Release.

This Release, and the documents referenced in or attached to this Release, set forth the entire agreement between me and the Company and supersede and render null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises pertaining to the matters set forth herein except for those set forth in the documents attached to or referred to by this Release and except for any and all previously agreed to noncompetition or confidentiality obligations to the Company to which I specifically agree to remain bound after signing this Release, including without limitation my obligations under the Barnes Group Inc. Code of Business Ethics and Conduct.

If I violate any part of the Agreement, I will be responsible for all costs incurred by the Company that flow from that violation, including the Company's legal fees and other costs associated with any legal action that arises from that violation. If I violate any part of the Agreement, I will also be required to return all consideration, directly or indirectly received, in exchange for signing this Release, except for the sum of $500, which I agree constitutes ongoing valid consideration for this waiver and release.

Agreed and accepted:

/s/ GREGORY F. MILZCIK                    May 3, 2013
Gregory F. Milzcik                         Date

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